As filed with the Securities and Exchange Commission on November 10, 2010
Registration No. 333-166865

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-3
TO FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Clean Diesel Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	06-1393453 (I.R.S. Employer Identification No.)
4567 Telephone Road, Suite 206
Ventura, California 93003
(805) 639-9458
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:

Nikhil A. Mehta Chief Financial Officer and Treasurer 4567 Telephone Road, Suite 206 Ventura, California 93003 (805) 639-9458	Robert M. Smith Reed Smith LLP 101 Second Street, Suite 1800 San Francisco, California 94105 (415) 659-5955

(Name, address, including zip code, and telephone number, including area code, of agent for service)
     Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this Registration Statement.
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Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
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This Post-Effective Amendment No. 1 on Form S-3 shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Commission acting pursuant to Section 8(c), may determine.

EXPLANATORY NOTE
The securities subject to this registration statement were previously included in the Registration Statement on Form S-4 (SEC Registration No. 333-166865). On October 15, 2010, we completed the merger of our wholly-owned subsidiary, CDTI Merger Sub, Inc., with and into Catalytic Solutions, Inc. (“CSI”), as contemplated by that certain Agreement and Plan of Merger dated May 13, 2010, as amended by letter agreements dated September 1, 2010 and September 14, 2010 (the “Merger Agreement”). We refer to this transaction as the “Merger.” On October 15, 2010, we also effected a one-for-six reverse stock split of the shares of our common stock. When we refer to our shares of common stock on “post-split” basis, it means after giving effect to the one-for-six reverse stock split. Share numbers also reflect the elimination of fractional shares in accordance with the Merger Agreement. This Post-Effective Amendment on Form S-3 to our Registration Statement on Form S-4 relates to the continued offering of (i) 450,145 shares of our common stock (on a post-split basis) issuable upon the exercise of warrants to purchase shares of our common stock issued in the Merger and (ii) 9,859 shares of our common stock (on a post-split basis) and warrants to purchase 8,067 shares of our common stock (on a post-split basis) (and the shares of common stock issuable from time to time upon exercise of these warrants) issuable upon the exercise of an outstanding “in-the-money” warrant to purchase 1,250,000 shares of CSI Class A common stock that we assumed in the Merger. We refer to this warrant as the “Cycad Warrant.” Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Act”), this registration statement also covers an indeterminate amount of additional shares of our common stock that may hereafter be offered or issued with respect to the shares registered hereby resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated November 10, 2010
PRELIMINARY PROSPECTUS
CLEAN DIESEL TECHNOLOGIES, INC.
450,145 Shares of Common Stock Underlying Warrants Previously Issued
9,859 Shares of Common Stock,
Warrants to Purchase 8,067 Shares of Common Stock
and 8,067 shares of Common Stock Underlying such Warrants
          We are offering 450,145 shares of our common stock (on a post-split basis) to the holders of warrants to purchase shares of our common stock that were issued at the effective time of the October 15, 2010 merger of our wholly-owned subsidiary, CDTI Merger Sub, Inc., with and into Catalytic Solutions, Inc. (“CSI”), as contemplated by that certain Agreement and Plan of Merger dated May 13, 2010, as amended (the “Merger Agreement”). We refer to this transaction as the “Merger.” As contemplated by the Merger Agreement, we are also offering 9,859 shares of our common stock (on a post-split basis) and warrants to purchase 8,067 shares of our common stock (on a post-split basis) (and the 8,067 shares of common stock issuable from time to time upon exercise of these warrants) issuable upon the exercise of an outstanding “in-the-money” warrant to purchase 1,250,000 shares of CSI Class A common stock that remains outstanding after the Merger that we assumed in the Merger. We refer to this warrant as the “Cycad Warrant.” At the effective time of the Merger, the Cycad Warrant to purchase 1,250,000 shares of CSI Class A common stock for an aggregate approximately $27,561 became exercisable for 9,859 shares of our common stock and warrants to purchase 8,067 shares of our common stock for an aggregate approximately $27,561 (i.e., what would have been received had it been exercised for CSI Class A common stock immediately prior to the Merger).
          Please see the section titled “Plan of Distribution” on page 14 for more information regarding the offering of the securities.
          Our common stock is listed on the NASDAQ Capital Market, or NASDAQ, under the trading symbol “CDTI” (although it is expected to continue to trade under the symbol “CDTID” through November 12, 2010 due to the 1-for-6 reverse stock split that took effect October 15, 2010). On November 9, 2010, the last reported sales price for our common stock as quoted on the NASDAQ was $12.11 per share.
          Investing in our common stock involves a high degree of risk. You should carefully read and evaluate the cautionary statements concerning risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission, or the SEC. See “Risk Factors” on page 2.
          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
          THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, NOR IS IT A SOLICITATION OF AN OFFER TO BUY SECURITIES, IN ANY STATE OR COUNTRY WHERE THE OFFER OR SALE IS NOT PERMITTED.
The date of this prospectus is      , 2010.

          You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell or seeking an offer to buy shares of our common stock under this prospectus or any applicable prospectus supplement in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein are accurate only as of their respective dates, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since that date.

SUMMARY
          This summary highlights information contained elsewhere in this prospectus or incorporated by reference. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the risks of investing in our common stock discussed under “Risk Factors” beginning on page 2, under “Risk Factors” beginning on page 14, in our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, or SEC, on March 24, 2010, which is incorporated by reference herein in its entirety, and as updated in any future filings made with the SEC that are incorporated by reference herein, and the other information and documents incorporated into this prospectus by reference, including our financial statements and related notes. As used in this prospectus, unless otherwise specified or the context requires otherwise, the terms “Clean Diesel,” “we,” “our” and “us” refer to Clean Diesel Technologies, Inc. and its subsidiaries, including Catalytic Solutions, Inc. (“CSI”), unless the context otherwise requires.
Overview
          Clean Diesel is a Delaware corporation formed in 1994 as a wholly-owned subsidiary of Fuel Tech, Inc., a Delaware corporation (formerly known as Fuel-Tech N.V., a Netherlands Antilles limited liability company) (“Fuel Tech”). Clean Diesel was spun-off by Fuel Tech in a rights offering in December 1995. Since inception, Clean Diesel has developed a substantial portfolio of patents and related proprietary rights and extensive technological know-how.
          On October 15, 2010, our wholly-owned subsidiary, CDTI Merger Sub, Inc., merged with and into CSI, as contemplated by that certain Agreement and Plan of Merger dated May 13, 2010, as amended by letter agreements dated September 1, 2010 and September 14, 2010 (the “Merger Agreement”). We refer to this transaction as the “Merger.” On October 15, 2010, prior to the Merger, we also effected a one-for-six reverse stock split. When we refer to our shares of common stock on a “post-split” basis, it means after giving effect to the one-for-six reverse stock split. The Merger was accounted for as a reverse acquisition and, as a result, our company’s (the legal acquirer) consolidated financial statements will, in substance, be those of CSI (the accounting acquirer), with the assets and liabilities, and revenues and expenses, of our company being included effective from the date of the closing of the Merger.
          CSI is a California corporation formed in 1996, has over 25 years of experience in the heavy duty diesel systems market through its Heavy Duty Diesel Systems division and has proven technical and manufacturing competence in the light duty vehicle catalyst market which meets auto makers’ most stringent requirements. CSI’s Catalyst division has supplied over 9 million catalyst parts to light duty vehicle customers since 1996. CSI’s business is organized into two divisions: its Heavy Duty Diesel Systems division and its Catalyst division.
          Following the Merger, we are now a vertically integrated global manufacturer and distributor of emissions control systems and products, focused in the heavy duty diesel and light duty vehicle markets. As a cleantech company, we utilize our proprietary patented Mixed Phase Catalyst (MPC®) technology, as well as our ARIS® selective catalytic reduction; Platinum Plus® Fuel-Borne Catalyst (FBC), and other technologies to provide high-value sustainable solutions to reduce emissions, increase energy efficiency and lower the carbon intensity of on- and off-road engine applications. We, along with our wholly-owned subsidiary, CSI, are now headquartered in Ventura, California and currently have operations in the United States, Canada, the United Kingdom, France, Japan and Sweden as well as an Asian joint venture.
          Company Information
          Our principal executive offices following the Merger are located at 4567 Telephone Road, Suite 206, Ventura, California, 93003 and our telephone number at that location is (805) 639-9458. We maintain an Internet website at www.cdti.com, and information regarding CSI’s operations may be found at www.catsolns.com. Information contained in or accessible through either of these websites does not constitute part of this prospectus.

RISK FACTORS
     Investing in our common stock involves risks. Before purchasing any securities we offer, you should carefully consider the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, in any of our annual or quarterly reports for subsequent fiscal years or quarters that are incorporated by reference herein, the other documents incorporated by reference herein, and the additional risk factor set forth below. You should also consider any other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference, including filings made with the SEC subsequent to the date hereof. Any of these risks, as well as other risks and uncertainties, could harm our financial condition, results of operations or cash flows. We cannot assure you of a profit or protect you against a loss on the shares of our common stock that you purchase upon exercise of the warrants received in the Merger or, in the case of the CSI warrant that remains outstanding following the Merger, the shares of our common stock and warrants to purchase our common stock issuable upon exercise of such CSI warrant.
Risks Relating to Our Business
We may not realize all of the anticipated benefits of the transaction.
          To be successful after the Merger, we need to combine and integrate the businesses and operations of CSI into our business and operations. The combination of two independent companies is a complex, costly and time-consuming process. As a result, we must devote significant management attention and resources to integrating the diverse business practices and operations of CSI with ours. The integration process may divert the attention of our executive officers and management from day-to-day operations and disrupt the business of either or both of the companies and, if implemented ineffectively, preclude realization of the expected full benefits of the Merger. We have not completed a merger or acquisition comparable in size or scope to the transaction. Our failure to meet the challenges involved in successfully integrating the operations of CSI with ours or otherwise to realize any of the anticipated benefits of the Merger could cause an interruption of, or a loss of momentum in, our activities and could adversely affect our results of operations. In addition, the overall integration of the two companies may result in unanticipated problems, expenses, liabilities, competitive responses and loss of customer relationships, and may cause our stock price to decline. The difficulties of combining the operations of the companies include, among others:
•	maintaining employee morale and retaining key employees;

•	preserving important strategic and customer relationships;

•	the diversion of management’s attention from ongoing business concerns;

•	coordinating geographically separate organizations;

•	unanticipated issues in integrating information, communications and other systems;

•	coordinating marketing functions;

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations; and

•	integrating the cultures of Clean Diesel and CSI.
          In addition, even if we are successful in integrating the businesses and operations of CSI with ours, we may not fully realize the expected benefits of the Merger, including sales or growth opportunities that were anticipated, within the intended time frame, or at all. Further, because our respective businesses differ, our results of operations and market price of our common stock may be affected by factors different from those existing prior to the Merger and may suffer as a result of the Merger. As a result, we cannot assure you that the combination of the businesses and operations of CSI with ours will result in the realization of the full benefits anticipated from the Merger.
The forbearance agreement in place with respect to CSI’s principal credit agreement expires on January 13, 2011, and may not be renewed through the time we are able to establish a new line of credit.
          CSI’s principal credit agreement has been in default since March 31, 2009. A forbearance agreement is in place that expires on January 13, 2011 (that date that is 90 days after the effective date of the Merger). Although no demand for repayment has been made, we cannot guarantee that the lender will continue to extend its forbearance, or not make a determination that, in its opinion, CSI has a material adverse change such that it is default under the current forbearance agreement. If the forbearance agreement is not renewed and/or we are unable to establish a new line of credit, or if CSI’s lender, Fifth Third Bank, were to determine that CSI was in default under the forbearance, Fifth Third may demand repayment. If we do not make repayment on any such demand, Fifth Third could move to exercise remedies that would materially adversely affect us and our business. These remedies would include setting off against the outstanding bank debt proceeds of CSI’s accounts receivable, the bank directing accounts receivable to be paid to it, the inability to make further borrowings under the credit agreement, and the seizure or sale of CSI’s equipment, inventory and general intangibles.
We will need to have an adequate credit facility in place in order to conduct our operations for any reasonable length of time, and no such facility is yet in place or committed, nor do we have any assurances of additional funding.
          We do not yet have a commitment from a financial institution offering an adequate credit facility, which we need to have in place in order to conduct our operations for any reasonable length of time. We cannot offer any assurances that any such facility can be put in place on commercially reasonable terms. We may also be required to seek additional funding in the form of a private or public offering of equity securities. We believe that debt financing would be difficult to obtain because of our limited assets and cash flows as well as current general economic conditions. Any offering of shares of our common stock may result in dilution to our existing stockholders. Our ability to consummate a financing will depend not only our ability to achieve operating efficiencies and other synergies post-Merger, as well as our success in integrating CSI’s operations with ours post-Merger, but also on conditions then prevailing in the relevant capital markets. There can be no assurance that such funding will be available if needed, or on acceptable terms. In the event that we need additional funds and are unable to raise such funds, we may be required to delay, reduce or severely curtail our operations or otherwise impede our on-going business efforts, which could have a material adverse effect on our business, operating results, financial condition and long-term prospects.
Neither Clean Diesel nor CSI have experienced positive cash flow from their operations, and our ability to achieve positive cash flow from operations, or finance negative cash flow from operations, will depend on reductions in our operating costs, which may not be achievable.
          Both Clean Diesel and CSI have historically operated with negative cash flow from their operations. Although we have identified areas where economies can be effected, whether or not we will be successful in realizing these cost-savings, as well as when we are able to effect these economies and the overall restructuring costs we will incur cannot be known at this time. All of these will be important factors in determining whether we will have sufficient cash resources available to maintain our operations for any appreciable length of time.
The Merger will likely adversely affect our ability to take advantage of the significant U.S. Federal tax loss carryforwards accumulated.
          Clean Diesel had approximately $53.7 million and $39.9 million of federal and state income tax net loss carry forwards, respectively, at December 31, 2009 that could be used to reduce its U.S. Federal and state tax liability in future years. CSI had approximately $89.8 million and $70.5 million of federal and state income tax net operating loss carry forwards, respectively, at December 31, 2009 that could be used to reduce its federal and state tax liabilities in future years. The Merger is likely to significantly limit the ability of these tax loss carryforwards to be utilized in the future.
Clean Diesel and CSI both have incurred and will incur significant expenses as a result of the Merger, which will reduce the amount of capital available to fund the business after the Merger.
          Clean Diesel and CSI have incurred, and will continue to incur, significant expenses related to the Merger. These expenses include investment banking fees, legal fees, accounting fees, and printing and other costs. There may also be unanticipated costs related to the Merger. As a result, we will have less capital available to fund its activities after the Merger.

We will continue to incur significant costs as a result of operating as a public company, and our management may be required to devote substantial time to compliance initiatives.
          As a public company, we currently incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the NASDAQ Stock Market, have imposed various requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Our management and other personnel devote a substantial amount of time and financial resources to these compliance initiatives.
          While CSI has been subject to the disclosure and other requirements of the AIM of the London Stock Exchange, including the preparation of periodic financial statements prepared in accordance with U.S. GAAP, it has not been subject to other requirements that apply to us, such as the requirements of the Sarbanes-Oxley Act. Because we need to bring CSI into compliance with the Sarbanes-Oxley Act, this will require significant expenditures and may also place additional demands on our management and may divert management’s time and attention away from the day-to-day operations of the business. These additional obligations may also require us to hire additional personnel. We are currently evaluating CSI’s internal control systems in order to enable us to report on our internal control over financial reporting. We cannot be certain as to the timing of completion of the evaluation, testing and remediation actions, if any, that will be necessary or the impact of the same on our operations. If we fail to staff our accounting and finance function adequately, or maintain internal control systems adequate to meet the demands that are placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act, we may be unable to report our financial results accurately or in a timely manner and our business and stock price may suffer. The costs of being a public company, as well as diversion of management’s time and attention, may have a material adverse effect on our future business, financial condition and results of operations.
Each of Clean Diesel and CSI incurred losses in the past and, following the Merger, expects to incur losses in the near future.
          Each of Clean Diesel and CSI has suffered losses from operations since inception. As of June 30, 2010, Clean Diesel had an accumulated deficit of $68.1 million, which amount includes approximately $4.8 million of non-cash preferred stock dividends, and CSI had an accumulated deficit of approximately $149.3 million. Although we expect to realize certain operating synergies from the Merger, we nevertheless expect to continue to incur operating losses at least through 2010. There can be no assurance that we will achieve or sustain significant revenues, positive cash flows from operations or profitability in the future.
CSI’s auditor’s report for the fiscal year 2009 included a “going concern” explanatory paragraph.
          The Merger was accounted for as a reverse acquisition and, as a result, our company’s (the legal acquirer) consolidated financial statements will, in substance, be those of CSI (the accounting acquirer), with the assets and liabilities, and revenues and expenses, of our company being included effective from the date of the closing of the Merger. CSI has suffered recurring losses and negative cash flows from operations since inception, and CSI’s working capital is severely limited. As of December 31, 2009, CSI had an accumulated deficit of approximately $149.3 million and a working capital deficit of $4.4 million ($148.7 million and $3.6 million, respectively, as of June 30, 2010). As a result, CSI’s auditor’s report for fiscal year 2009 included an explanatory paragraph that expresses substantial doubt about CSI’s ability to continue as a “going concern.” Although the Merger provided necessary capital to the combined company, we nevertheless require additional capital in order to conduct our operations for any reasonable length of time. If we are not able to replace CSI’s credit facility or otherwise recapitalize the combined company, it would have a material adverse effect on our business, operating results, financial condition and long-term prospects.

Historically, each of Clean Diesel and CSI were dependent on a few major customers for a significant portion of each company’s revenue and the revenue of the combined company could decline if we are unable to maintain or develop relationships with current or potential customers.
          Historically, each of Clean Diesel and CSI derived a significant portion of its respective revenue from a limited number of customers. For the year ended December 31, 2009, two customers accounted for approximately 46% of CSI’s revenue (37% for the six months ended June 30, 2010), and two customers accounted for approximately 26% of Clean Diesel’s revenue (49% for the six months ended June 30, 2010). For the year ended December 31, 2008, two customers accounted for approximately 37% of CSI’s revenue, and one customer accounted for approximately 15% of Clean Diesel’s revenue. We intend to establish long-term relationships with existing customers and continue to expand our customer base. While we diligently seek to become less dependent on any single customer, and we anticipate that we will see reduced dependency on a smaller number of customers as a combined company, it is likely that certain business relationships may result in one or more customers contributing to a significant portion of our revenue in any given year for the foreseeable future. The loss of one or more of our significant customers may result in a material adverse effect on our revenue, ability to become profitable or our ability to continue our business operations.
We face constant changes in governmental standards by which our products are evaluated.
          We believe that, due to the constant focus on the environment and clean air standards throughout the world, a requirement in the future to adhere to new and more stringent regulations both domestically and abroad is possible as governmental agencies seek to improve standards required for certification of products intended to promote clean air. In the event our products fail to meet these ever-changing standards, some or all of our products may become obsolete.
Foreign currency fluctuations could impact financial performance.
          Because of our activities in the U.K., Europe Canada, South Africa and Asia, we are exposed to fluctuations in foreign currency rates. We may manage the risk to such exposure by entering into foreign currency futures and option contracts of which there was one in 2009. Foreign currency fluctuations may have a significant effect on our operations in the future.
Risks Related to Our Industry
We face competition and technological advances by competitors.
          There is significant competition among companies that provide solutions for pollutant emissions from diesel engines. Several companies market products that compete directly with our products. Other companies offer products that potential customers may consider to be acceptable alternatives to our products and services, including products that are verified by the Environmental Protection Agency (EPA) and/or the California Air Resources Board (CARB), or other environmental authorities. We face direct competition from companies with greater financial, technological, manufacturing and personnel resources. Newly developed products could be more effective and cost efficient than our current or future products. We also face indirect competition from vehicles using alternative fuels, such as methanol, hydrogen, ethanol and electricity.
We depend on intellectual property and the failure to protect our intellectual property could adversely affect our future growth and success.
          We rely on patent, trademark and copyright law, trade secret protection, and confidentiality and other agreements with employees, customers, partners and others to protect our intellectual property. However, some of our intellectual property is not covered by any patent or patent application, and, despite precautions, it may be possible for third parties to obtain and use our intellectual property without authorization.

          We do not know whether any patents will be issued from pending or future patent applications or whether the scope of the issued patents is sufficiently broad to protect our technologies or processes. Moreover, patent applications and issued patents may be challenged or invalidated. We could incur substantial costs in prosecuting or defending patent infringement suits. Furthermore, the laws of some foreign countries may not protect intellectual property rights to the same extent as do the laws of the United States.
          The patents protecting our proprietary technologies expire after a period of time. Currently, our patents have expiration dates ranging from 2010 through 2027. Although we have attempted to incorporate technology from our core patents into specific patented product applications, product designs and packaging to extend the lives of our patents, there can be no assurance that this building block approach will be successful in protecting our proprietary technology. If we are not successful in protecting our proprietary technology, it could have a material adverse effect on our business, financial condition and results of operations.
          As part of our confidentiality procedures, we generally have entered into nondisclosure agreements with employees, consultants and corporate partners. We also have attempted to control access to and distribution of our technologies, documentation and other proprietary information. We plan to continue these procedures. Despite these procedures, third parties could copy or otherwise obtain and make unauthorized use of our technologies or independently develop similar technologies. The steps that we have taken and that may occur in the future might not prevent misappropriation of our solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect the proprietary rights as fully as in the United States.
          There can be no assurance that we will be successful in protecting our proprietary rights. Any infringement upon our intellectual property rights could have an adverse effect on our ability to develop and sell commercially competitive systems and components.
If third parties claim that our products infringe upon their intellectual property rights, we may be forced to expend significant financial resources and management time litigating such claims and our operating results could suffer.
          Third parties may claim that our products and systems infringe upon third-party patents and other intellectual property rights. Identifying third-party patent rights can be particularly difficult, especially because patent applications are not published until up to 18 months after their filing dates. If a competitor were to challenge our patents, or assert that our products or processes infringe their patent or other intellectual property rights, we could incur substantial litigation costs, be forced to make expensive product modifications, pay substantial damages or even be forced to cease some operations. Third-party infringement claims, regardless of their outcome, would not only drain financial resources but also divert the time and effort of management and could result in customers or potential customers deferring or limiting their purchase or use of the affected products or services until resolution of the litigation.
Our results may fluctuate due to certain regulatory, marketing and competitive factors over which we have little or no control.
          The factors listed below, some of which we cannot control, may cause our revenue and results of operations to fluctuate significantly:
•	Actions taken by regulatory bodies relating to the verification, registration or health effects of our products.

•	The extent to which our Platinum Plus fuel-borne catalyst and ARIS nitrogen oxides reduction products obtain market acceptance.

•	The timing and size of customer purchases.

•	Customer concerns about the stability of our business, which could cause them to seek alternatives to our solutions and products; and

•	Increases in raw material costs, especially platinum.

Failure of one or more key suppliers to timely deliver could prevent, delay or limit us from supplying products. Delays in delivery times for platinum group metal purchases could also result in losses due to fluctuations in prices.
          Due to customer demands, we are required to source critical materials and components such as ceramic substrates from single suppliers. Failure of one or more of the key suppliers to timely deliver could prevent, delay or limit us from supplying products because we would be required to qualify an alternative supplier. For certain products and customers, we are required to purchase platinum group metal materials. As commodities, platinum group metal materials are subject to daily price fluctuations and significant volatility, based on global market conditions. Historically, the cost of platinum group metals used in the manufacturing process has been passed through to the customer. This limits the economic risk of changes in market prices to platinum group metal usage in excess of nominal amounts allowed by the customer. However, going forward there can be no assurance that we will continue to be successful passing platinum group metal price risk onto its current and future customers to minimize the risk of financial loss. Additionally, platinum group metal material is accounted for as inventory and therefore subject to lower of cost or market adjustments on a regular basis at the end of accounting periods. A drop in market prices relative to the purchase price of platinum group metal could result in a write-down of inventory. Due to the high value of platinum group metal materials, special measures have been taken to secure and insure the inventory. There is a risk that these measures may be inadequate and expose us to financial loss.
Qualified management, marketing, and sales personnel are difficult to locate, hire and train, and if we cannot attract and retain qualified personnel, it will harm the ability of the business to grow.
          Our success depends, in part, on our ability to retain current key personnel, attract and retain future key personnel, additional qualified management, marketing, scientific, and engineering personnel, and develop and maintain relationships with research institutions and other outside consultants. Competition for qualified management, technical, sales and marketing employees is intense. In addition, as we work to integrate personnel following the Merger, some employees might leave the combined company and go to work for competitors. The loss of key personnel or the inability to hire or retain qualified personnel, or the failure to assimilate effectively such personnel could have a material adverse effect on our business, operating results and financial condition.
We may not be able to successfully market new products that are developed or obtain direct or indirect verification or approval of our new products.
          Some of our catalyst products and heavy-duty diesel systems are still in the development or testing stage with targeted customers. We are developing technologies in these areas that are intended to have a commercial application, however, there is no guarantee that such technologies will actually result in any commercial applications. In addition, we plan to market other emissions reduction devices used in combination with our current products. There are numerous development and verification issues that may preclude the introduction of these products for commercial sale. These proposed operations are subject to all of the risks inherent in a developing business enterprise, including the likelihood of continued operating losses. If we are unable to demonstrate the feasibility of these proposed commercial applications and products or obtain verification or approval for the products from regulatory agencies, we may have to abandon the products or alter our business plan. Such modifications to our business plan will likely delay achievement of revenue milestones and profitability.
Any liability for environmental harm or damages resulting from technical faults or failures of our products could be substantial and could materially adversely affect our business and results of operations.
          Customers rely upon our products to meet emissions control standards imposed upon them by government. Failure of our products to meet such standards could expose us to claims from customers. Our products are also integrated into goods used by consumers and therefore a malfunction or the inadequate design of our products could result in product liability claims. Any liability for environmental harm or damages resulting from technical faults or failures could be substantial and could materially adversely affect our business and results of operations. In addition, a well-publicized actual or perceived problem could adversely affect the market’s perception of our products, which would materially impact our financial condition and operating results.

Future growth of our business depends, in part, on market acceptance of our catalyst products, successful verification of our products and retention of our verifications.
          While we believe that there exists a viable market for our developing catalyst products, there can be no assurance that such technology will succeed as an alternative to competitors’ existing and new products. The development of a market for the products is affected by many factors, some of which are beyond our control. The adoption cycles of our key customers are lengthy and require extensive interaction with the customer to develop an effective and reliable catalyst for a particular application. While we continue to develop and test products with key customers, there can be no guarantee that all such products will be accepted and commercialized. Our relationships with our customers are based on purchase orders rather than long-term formal supply agreements. Generally, once a catalyst has successfully completed the testing and certification stage for a particular application, it is generally the only catalyst used on that application and therefore unlikely that, unless there are any defects, the customer will try to replace that catalyst with a competing product. However, our customers usually have alternate suppliers for their products and there is no assurance that we will continue to win the business.
          If a market fails to develop or develops more slowly than anticipated, we may be unable to recover the costs we will have incurred in the development of our products and may never achieve profitability. In addition, we cannot guarantee that we will continue to develop, manufacture or market our products or components if market conditions do not support the continuation of the product or component.
          We believe that it is an essential requirement of the U.S. retrofit market that emissions control products and systems are verified under the EPA and/or CARB protocols to qualify for funding from the EPA and/or CARB programs. Funding for these emissions control products and systems is generally limited to those products and technologies that have already been verified. Verification is also useful for commercial acceptability. EPA verifications were withdrawn on two of our products in January 2009 because available test results were not accepted by EPA as meeting new emissions testing requirements for nitrogen dioxide (NO2) measurement. Although prior testing indicates satisfactory performance can be achieved, we have no assurance that the EPA will determine that the results of the proposed evaluations will meet the new standards, nor whether additional testing that may be required by the EPA will be adequate to remove any remaining concern the EPA may have regarding use of our fuel-borne catalyst. As a general matter, wee have no assurance that our products will be verified by the CARB or that such a verification will be acceptable to the EPA.
Future growth of our business depends, in part, on enforcement of existing emissions-related environmental regulations and further tightening of emission standards worldwide.
          We expect that our future business growth will be driven, in part, by the enforcement of existing emissions-related environmental regulations and tightening of emissions standards worldwide. If such standards do not continue to become stricter or are loosened or are not enforced by governmental authorities, it could have a material adverse effect on our business, operating results, financial condition and long-term prospects.
New metal standards, lower environmental limits or stricter regulation for health reasons of platinum or cerium could be adopted and affect use of our products.
          New standards or environmental limits on the use of platinum or cerium metal by a governmental agency could adversely affect our ability to use our Platinum Plus fuel-borne catalyst in some applications. In addition, the CARB requires “multimedia” assessment (air, water, soil) of the fuel-borne catalyst. The EPA could require a “Tier III” test of the Platinum Plus fuel-borne catalyst at any time to determine additional health effects of platinum or cerium, which tests may involve additional costs beyond our current resources.

Risks Related to Our Common Stock
The investors in CSI’s capital raise, who converted their shares of Class B common stock into shares of our common stock in the Merger, collectively hold a large percentage of our outstanding common stock, and, should they choose to act together, will have significant influence over the outcome of corporate actions requiring stockholder approval; such shareholders’ priorities for our business may be different from our other stockholders.
          Approximately 45% of our outstanding common stock is collectively held by the purchasers of CSI’s secured convertible notes in its capital raise (which notes converted into CSI’s Class B common stock and were exchanged for shares of our common stock in the Merger). Accordingly, the investors in CSI’s capital raise, should they choose to act together, will be able to significantly influence the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transaction, such that the investors in CSI’s capital raise, should they choose to act together, could delay or prevent a change of control of our company, even if such a change of control would benefit our other stockholders. The interests of the investors in CSI’s capital raise may differ from the interests of our other stockholders.
The price of our common stock may be adversely affected by the sale of a significant number of new common shares.
          The sale, or availability for sale, of substantial amounts of our common stock could adversely affect the market price of our common stock and could impair our ability to raise additional working capital through the sale of equity securities. On October 15, 2010, we issued (or reserved for issuance) an aggregate 2,287,873 shares of our common stock and warrants to purchase an additional 666,583 shares of our common stock, each on a post-split basis after eliminating fractional shares, in connection with the Merger. We also issued 109,020 shares and warrants to purchase an additional 166,666 shares of our common stock, each on a post-split basis after eliminating fractional shares, in a Regulation S offering. Resales of these shares by the holders thereof (some of whom received registered shares and some of whom have registration rights), resales of the shares received upon exercise of the warrants (including those registered on this registration statement), the sale of additional shares by us in the public market or a private placement to fund our operations, or the perception by the market that these sales could occur, could contribute to downward pressure on the trading price of our stock.
The risk of dilution, perceived or actual, may contribute to downward pressure on the trading price of our stock.
          In addition to the securities that are issuable upon exercise of the Cycad Warrant, this prospectus relates to shares of our common stock that are issuable upon exercise of warrants issued to former shareholders of CSI in the Merger. Unless accelerated, these warrants are exercisable until October 15, 2013. We also have other outstanding warrants and stock options to purchase shares of our common stock, and it is contemplated that additional shares or options to acquire shares of our common stock will be issued, including those contemplated by the Merger Agreement for certain employees and others affiliated with CSI. The exercise of these securities will result in the issuance of additional shares of our common stock, such as those being registered hereby. We may also issue additional shares of our common stock or securities exercisable for or convertible into shares of our common stock, whether in the public market or in a private placement to fund our operations, or as compensation. These issuances, particularly where the exercise price or purchase price is less than the current trading price for our common stock, could be viewed as dilutive to the holders of our common stock. The risk of dilution, perceived or actual, may cause existing stockholders to sell their shares of stock, which would contribute to a decrease in the price of shares of our common stock. In that regard, downward pressure on the trading price of our common stock may also cause investors to engage in short sales, which would further contribute to downward pressure on the trading price of our stock.

There has historically been limited trading volume in, and significant volatility in the price of, our common stock on The NASDAQ Capital Market.
          Our common stock began trading on The NASDAQ Capital Market effective October 3, 2007. Prior to this date, our common stock was traded on the OTC Bulletin Board. Historically, the trading volume in our common stock has been relatively limited and a consistently active trading market for our common stock may not develop. The average daily trading volume in our common stock on the NASDAQ Capital Market in 2009 was approximately 9,600 shares (on a pre-split basis). However, in the period immediately following the Merger and the reverse stock split, we experienced significantly higher trading volume than typical for our company.
          There has been significant volatility in the market prices of publicly traded shares of emerging growth technology companies, including our shares. During the last two weeks of October 2010 following the Merger and the reverse stock split, the closing price for a share of our common stock ranged from as low as $3.99 per share to as high as $37.06 per share. On November 9, 2010, the closing price for a share of our common stock was $12.11 per share. Factors such as announcements of technical developments, verifications, establishment of distribution agreements, significant sales orders, changes in governmental regulation and developments in patent or proprietary rights may have a significant effect on the future market price of our common stock. As noted above, there has historically been a low average daily trading volume of our common stock. To the extent this trading pattern continues, the price of our common stock may fluctuate significantly as a result of relatively minor changes in demand for our shares and sales of our stock by holders.
We have not and do not intend to pay dividends on shares of our common stock.
          We have not paid dividends on our common stock since inception, and do not intend to pay any dividends to our stockholders in the foreseeable future. We intend to reinvest earnings, if any, in the development and expansion of our business.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
          This prospectus, including documents incorporated by reference into this document, contains statements relating to our future results that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things: all statements about our future results, our ability to integrate CSI, the prospects of the combined company, and our plans, objectives and strategies. These forward-looking statements, and other forward-looking statements contained in our other public disclosures (including those incorporated in this prospectus) are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond our control), including those factors described in Item 1A under “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, in any of our annual or quarterly reports for subsequent fiscal years or quarters that are incorporated by reference herein, and our other filings with the SEC. Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to uncertainties inherent in the litigation and litigation settlement process. All forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update any statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements, and the factors that will determine these results are beyond our ability to control or predict. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus, in the case of forward-looking statements contained in this prospectus, or the dates of the documents incorporated by reference into this prospectus, in the case of forward-looking statements made in those incorporated documents.
USE OF PROCEEDS
          The warrants to purchase shares of our common stock issued (or reserved for issuance) in the Merger have an exercise price of $7.92 per share and do not have a cashless exercise feature. In addition, upon any cash exercise of the Cycad Warrant assumed in the Merger, we will receive proceeds from purchases of shares of our common stock and warrants to purchase shares of our common stock we issue upon exercise.
          Assuming the warrants to purchase an additional 450,145 shares of our common stock included in this registration statement are exercised in full, we will receive approximately $3,565,148. If the Cycad Warrant assumed in the Merger, which has a cashless exercise feature, is exercised in cash in full for the 9,859 shares of our common stock (on a post-split basis) and warrants to purchase 8,067 shares of our common stock (on a post-split basis) included in this registration statement, we will receive approximately $27,561. If the warrants to purchase 8,067 shares of our common stock issued upon exercise of the Cycad Warrant are then exercised in full at the $7.92 exercise price per share, we will receive an additional $63,891. Any proceeds that we receive will be used for general corporate purposes.

DESCRIPTION OF SECURITIES
          We are offering 450,145 shares of our common stock (on a post-split basis) to the holders of warrants to purchase shares of our common stock received in the Merger. We are also offering 9,859 shares of our common stock (on a post-split basis) and warrants to purchase 8,067 shares of our common stock (on a post-split basis) (and the shares of common stock issuable from time to time upon exercise of these warrants) issuable upon exercise of the Cycad Warrant assumed in the Merger. Following is a description of the warrants issued to the former shareholders of CSI as a result of the Merger and would be issued upon exercise of the Cycad Warrant, assuming that the expiration date of the warrants has not yet occurred.
Exercise Price; Expiration
          The warrants have an exercise price of $7.92 per share (on a post-split basis). This was determined by dividing $30,000,000 by the number of shares of our common stock outstanding immediately after the effective time of the Merger. The exercise price per share of the warrant and the number of shares of our common stock issuable upon exercise of the warrant will be proportionally adjusted if we effect a further reclassification, split or subdivision of our common stock.
          All of the warrants will expire on the earlier of (i) October 15, 2013 (the third anniversary of the effective time of the Merger) and (ii) that date that is thirty (30) days after we give notice to the warrant holder that the market value of one share of our common stock has exceeded 130% of the exercise price of the warrant for 10 consecutive days. No such notice has been given as of the date of this prospectus.
Exercise
          The registered holder of a warrant to purchase shares of our common stock can exercise all or any portion of the warrants evidenced by the warrant certificate by delivering on any business day during the exercise period to American Stock Transfer and Trust Company, the transfer agent, (i) the warrant certificate, (ii) a subscription form substantially in the form attached to the warrant certificate, as duly and properly executed by the registered holder, and (iii) an amount equal to the aggregate exercise price for the number of shares of our common stock as to which warrants are exercised, and (iv) any and all applicable withholding taxes due in connection with the exercise of the warrants.
Adjustments to Prevent Dilution
          The exercise price per share of our common stock and the number of shares of our common stock issuable upon any subsequent exercise of the warrants to purchase shares of our common stock will be proportionately adjusted in the event that Clean Diesel effects a further reclassification, split or subdivision of our outstanding shares of common stock.
Effect of a Merger
          If there is a sale of all or substantially all of our properties and assets to another person, or a merger or consolidation with and into another corporation pursuant to which we are not the surviving entity, then as part of such sale or merger, provisions shall be made such that the holder of the warrant to purchase shares of our common stock will thereafter be entitled to receive, during the period specified by the warrant, an equivalent number of shares of common stock or other securities or property of the surviving entity that the holder would have been entitled to in such sale or merger if the warrant to purchase shares of our common stock had been exercised immediately prior to the sale or merger. Appropriate adjustment shall be made to the exercise price of the warrant to purchase shares of our common stock so that the aggregate exercise price of the warrants remains substantially the same.

Transfer Restrictions
          Subject to certain limited exceptions, the warrants to purchase shares of our common stock are not transferable by the holder.
Share Rights
          The accrual of dividends, if any, on the shares of common stock issued upon the exercise of any warrant to purchase shares of our common stock evidenced by a warrant certificate will be governed by the terms generally applicable to our common stock. Neither a warrant certificate nor the warrants to purchase shares of our common stock shall entitle any holder thereof to any of the rights of a holder of shares of our common stock, including, without limitation, the right to receive dividends, if any, or payments upon the liquidation, dissolution or winding up of Clean Diesel or to consent or receive notice as stockholders in respect of the meetings of our stockholders or the election of our directors or any other matter.
Warrant Certificates
          Warrants are physically certificated.
Legends
          Each warrant certificate representing the warrants and any other securities issued upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall be stamped or otherwise imprinted with legends in the following form (in addition to any other legends required under applicable securities laws):
THIS WARRANT IS NOT TRANSFERABLE OTHER THAN IN THE LIMITED CIRCUMSTANCES PROVIDED HEREIN AND THE HOLDER HEREOF AGREES FOR THE BENEFIT OF THE COMPANY THAT THIS WARRANT MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED BY SUCH HOLDER OTHER THAN AS PROVIDED HEREIN.
          We and any duly appointed transfer agent for the registration or transfer of the warrants to purchase shares of our common stock is authorized to decline to make any transfer of the warrants if such transfer would constitute a violation or breach of the foregoing.

PLAN OF DISTRIBUTION
          We are offering 450,145 shares of our common stock (on a post-split basis) to the holders of warrants to purchase shares of our common stock that we issued to holders of CSI’s Class A common stock in the Merger. We are also offering 9,859 shares of our common stock (on a post-split basis) and warrants to purchase 8,067 shares of our common stock (on a post-split basis) (and the shares of common stock issuable from time to time upon exercise of these warrants) issuable upon the exercise of the Cycad Warrant that we assumed in the Merger.
          The common stock issuable upon the exercise of the warrants issued in the Merger and the shares of our common stock and warrants to purchase shares of our common stock (and the shares of common stock issuable from time to time upon exercise of these warrants) issuable upon the exercise of the Cycad Warrant assumed in the Merger will not be offered through underwriters, or brokers or dealers. We will not pay any compensation in connection with the offering of the shares upon exercise of the warrants issued in the Merger or shares and warrants (or the shares of common stock issuable from time to time upon exercise of these warrants) upon exercise of the Cycad Warrant assumed in the Merger.
          American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock. Its address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (718) 921-8224.
          Our common stock is listed on the NASDAQ under the symbol “CDTI” (although it is expected to continue to trade under the symbol “CDTID” through November 12, 2010 due to the 1-for-6 reverse stock split that took effect October 15, 2010).

LEGAL MATTERS
          The validity of the securities offered by this prospectus will be passed upon for us by Reed Smith LLP.
EXPERTS
          The consolidated financial statements of Clean Diesel Technologies, Inc. as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 and the related financial statement schedule incorporated by reference in this prospectus and registration statement have been audited by EisnerAmper LLP (formerly known as Eisner LLP), an independent registered public accounting firm, as stated in their report incorporated by reference herein and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
          The consolidated financial statements of Catalytic Solutions, Inc. (“CSI”) as of December 31, 2009 and 2008, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2009, consolidated financial statements contains an explanatory paragraph that states that CSI has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about CSI’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
WHERE YOU CAN FIND MORE INFORMATION
          This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Our SEC filings are also available at the SEC’s website at www.sec.gov. We maintain a website at www.cdti.com and information regarding CSI’s operations may be found at www.catsolns.com. Information contained in or accessible through either website does not constitute part of this prospectus and you should not rely on that information in deciding whether to invest in our common stock, unless that information is also in or incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     The SEC allows us to “incorporate by reference” information we file with it into our registration statement on Form S-3 of which this prospectus is a part, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus.
     We incorporate by reference the documents listed below:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 25, 2010, as amended by our Annual Report on Form 10-K/A, filed on April 30, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on May 14, 2010, as amended by our Quarterly Report on Form 10-Q/A, filed on May 14, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed on August 16, 2010;

•	our Current Reports on Form 8-K filed with the SEC on February 2, 2010, April 23, 2010; May 14, 2010, as amended on May 20, 2010; May 18, 2010; July 6, 2010; July 20, 2010; August 16, 2010, as amended on August 26, 2010; August 25, 2010; August 30, 2010; August 31, 2010; September 7, 2010; September 20, 2010; September 28, 2010; October 4, 2010; October 13, 2010; October 18, 2010; October 21, 2010 and October 25, 2010 (other than portions of those documents designated as “furnished”); and

•	the description of Clean Diesel common stock contained in our Registration Statement on Form 8-A filed on September 27, 2007, as that description may be updated from time to time.
          In addition, all documents we file (other than documents or portions of documents that under applicable SEC rules are furnished instead of filed) with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) on or after the date of filing of this post-effective amendment to registration statement containing this prospectus and prior to the effectiveness of this post-effective amendment to registration statement and (ii) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or this registration statement has been withdrawn shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents.
          You may request a copy of these filings incorporated by reference in this prospectus, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address and telephone number:
CLEAN DIESEL TECHNOLOGIES, INC.
4567 Telephone Road, Suite 206
Ventura, California 93003
Attention: Investor Relations
(805) 639-9458
          Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced, will not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     The following table sets forth the approximate amount of expenses in connection with the offering of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission (“SEC”) registration fee.

Registration fee under the Securities Act of 1933, as amended	$—
Legal fees and expenses	20,000
Printing fees and expenses	2,000
Accounting fees and expenses	10,000
Miscellaneous expenses	500

Total	$32,500

Item 15. Indemnification of Directors and Officers
     Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit.
     Under Section 145 of the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.
     Our restated certificate of incorporation, as amended (article eighth), limits the liability of directors to the maximum extent permitted by the DGCL. Our restated certificate of incorporation, as amended (article ninth), provides that we shall indemnify our officers, directors and agents to the fullest extent permitted by law, including those circumstances where indemnification would otherwise be discretionary. We believe that indemnification under our restated certificate of incorporation, as amended, covers at least negligence and gross negligence on the part of indemnified parties. We may enter into indemnification agreements with each of our directors and officers, which may, in some cases, be broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements may require us, among other things, to indemnify each director and officer against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance such persons’ expenses incurred as a result of any proceeding against him or her as to which such person could be indemnified.
     We may purchase and maintain insurance to protect ourselves and any indemnified parties against liability or expense asserted or incurred by such indemnified party in connection with any proceeding, whether or not we would have the power to indemnify such person against such liability or expense by law or under the indemnification provisions in our restated certificate of incorporation, as amended.

Item 16. Exhibits.

2.1	Agreement and Plan of Merger, dated as of May 13, 2010, among Clean Diesel Technologies, Inc., CDTI Merger Sub, Inc. and Catalytic Solutions , Inc. (incorporated by reference to Annex A to the joint proxy statement/information statement and prospectus included in Clean Diesel’s Registration Statement on Form S-4/A filed on September 23, 2010).

2.2	Letter Agreement dated September 1, 2010 amending the Agreement and Plan of Merger dated as of May 13, 2010 (incorporated by reference to Exhibit 2.2 to the joint proxy statement/information statement and prospectus included in Clean Diesel’s Registration Statement on Form S-4/A filed on September 23, 2010).

2.3	Letter Agreement dated September 14, 2010 amending the Agreement and Plan of Merger dated as of May 13, 2010 (incorporated by reference to Exhibit 2.3 to the joint proxy statement/information statement and prospectus included in Clean Diesel’s Registration Statement on Form S-4/A filed on September 23, 2010).

3.1	Restated Certificate of Incorporation of Clean Diesel Technologies, Inc. (incorporated by reference to Exhibit 3(i)(a) to Clean Diesel’s Annual report on Form 10-K for the year ended December 31, 2006 and filed on March 30, 2007).

3.2	Certificate of Amendment of Restated Certificate of Incorporation (incorporated by reference to Exhibit 3(i)(b) to Clean Diesel’s Registration Statement on Form S-1 (No. 333-144201) dated on June 29, 2007)

3.3	Certificate of Amendment of Restated Certificate of Incorporation.

3.4	By-Laws of Clean Diesel Technologies, Inc. as amended through November 6, 2008 (incorporated by reference to Exhibit 3.1 to Clean Diesel’s Quarterly Report on Form 10-Q filed on November 10, 2008).

4.1	Specimen of Certificate for Clean Diesel Technologies, Inc. Common Stock.

4.2	Form of Warrant to Purchase Common Stock.

5.1	Opinion of Reed Smith LLP as to validity of the securities issued, filed herewith.

23.1	Consent of EisnerAmper LLP (formerly known as Eisner LLP), Independent Registered Public Accountants.

23.2	Consent of KPMG LLP, Independent Registered Public Accountants.

23.3	Consent of Reed Smith LLP (included in Exhibit 5.1).

24.1	Powers of Attorney, included on signature page
Item 17. Undertakings
(a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, That:
          (A) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
          (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
          (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
          (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
          The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
               (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
               (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
               (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
               (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the

Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, Clean Diesel Technologies, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ventura, State of California, on the 10th day of November, 2010.

CLEAN DIESEL TECHNOLOGIES, INC.
By:	/s/ Charles F. Call
Charles F. Call
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY
          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement constitutes and appoints Charles F. Call and Nikhil A. Mehta, each of whom may act without joinder of the other, as their true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles F. Call	Director, Chief Executive Officer	November 10, 2010
Charles F. Call	(Principal Executive Officer)

/s/ Nikhil A. Mehta	Chief Financial Officer	November 10, 2010
Nikhil A. Mehta	(Principal Financial Officer)

/s/ David E. Shea	Controller	November 10, 2010
David E. Shea	(Principal Accounting Officer)

/s/ Alexander “Hap” Ellis, III	Chairman of the Board	November 10, 2010
Alexander “Hap” Ellis, III

/s/ Bernard (“Bud”) H. Cherry	Director	November 10, 2010
Bernard (“Bud”) H. Cherry

/s/ Charles R. Engles, Ph.D.	Director	November 10, 2010
Charles R. Engles, Ph.D.

/s/ Derek R. Gray	Director	November 10, 2010
Derek R. Gray

/s/ Mungo Park	Director	November 10, 2010
Mungo Park

/s/ Timothy Rogers Timothy Rogers	Director, Senior Corporate Vice President — Product Development	November 10, 2010

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of May 13, 2010, among Clean Diesel Technologies, Inc., CDTI Merger Sub, Inc. and Catalytic Solutions , Inc. (incorporated by reference to Annex A to the joint proxy statement/information statement and prospectus included in Clean Diesel’s Registration Statement on Form S-4/A filed on September 23, 2010).

2.2	Letter Agreement dated September 1, 2010 amending the Agreement and Plan of Merger dated as of May 13, 2010 (incorporated by reference to Exhibit 2.2 to the joint proxy statement/information statement and prospectus included in Clean Diesel’s Registration Statement on Form S-4/A filed on September 23, 2010).

2.3	Letter Agreement dated September 14, 2010 amending the Agreement and Plan of Merger dated as of May 13, 2010 (incorporated by reference to Exhibit 2.3 to the joint proxy statement/information statement and prospectus included in Clean Diesel’s Registration Statement on Form S-4/A filed on September 23, 2010).

3.1	Restated Certificate of Incorporation of Clean Diesel Technologies, Inc. (incorporated by reference to Exhibit 3(i)(a) to Clean Diesel’s Annual report on Form 10-K for the year ended December 31, 2006 and filed on March 30, 2007).

3.2	Certificate of Amendment of Restated Certificate of Incorporation (incorporated by reference to Exhibit 3(i)(b) to Clean Diesel’s Registration Statement on Form S-1 (No. 333-144201) dated on June 29, 2007)

3.3	Certificate of Amendment of Restated Certificate of Incorporation.

3.4	By-Laws of Clean Diesel Technologies, Inc. as amended through November 6, 2008 (incorporated by reference to Exhibit 3.1 to Clean Diesel’s Quarterly Report on Form 10-Q filed on November 10, 2008).

4.1	Specimen of Certificate for Clean Diesel Technologies, Inc. Common Stock.

4.2	Form of Warrant to Purchase Common Stock.

5.1	Opinion of Reed Smith LLP as to validity of the securities issued, filed herewith.

23.1	Consent of EisnerAmper LLP (formerly known as Eisner LLP), Independent Registered Public Accountants.

23.2	Consent of KPMG LLP, Independent Registered Public Accountants.

23.3	Consent of Reed Smith LLP (included in Exhibit 5.1)

24.1	Powers of Attorney, included on signature page